Exhibit (h)(20)

Amended Schedules A and B to the

Amended and Restated Administration Agreement

Between

TD Asset Management USA Funds Inc.

and

TDAM USA Inc.

Schedule A

TDAM Money Market Portfolio

TDAM U.S. Government Portfolio

TDAM Municipal Portfolio

TDAM California Municipal Money Market Portfolio

TDAM New York Municipal Money Market Portfolio

TDAM Institutional Money Market Fund

TDAM Institutional Municipal Money Market Fund

TDAM Institutional U.S. Government Fund

TDAM Institutional Treasury Obligations Money Market Fund

TDAM Short-Term Bond Fund

TDAM Core Bond Fund

TDAM High Yield Bond Fund

TDAM U.S. Equity Income Fund

TDAM U.S. Large Cap Core Equity Fund

TDAM Global Equity Income Fund

TDAM Global Low Volatility Equity Fund

TDAM Global All Cap Fund

TDAM Target Return Fund

TDAM U.S. Small-Mid-Cap Equity Fund

TDAM 1– to 5-Year Corporate Bond Portfolio

TDAM 5- to 10-Year Corporate Bond Portfolio

Schedule B

Portfolio	Annual Fee Rate (as a percentage of average daily net assets)
TDAM Money Market Portfolio	0.0%
TDAM U.S. Government Portfolio	0.0%
TDAM Municipal Portfolio	0.0%
TDAM California Municipal Money Market Portfolio	0.0%
TDAM New York Municipal Money Market Portfolio	0.0%
TDAM Institutional Money Market Fund	0.0%
TDAM Institutional Municipal Money Market Fund	0.0%
TDAM Institutional U.S. Government Fund	0.0%
TDAM Institutional Treasury Obligations Money Market Fund	0.0%
TDAM Short-Term Bond Fund	0.0%
TDAM Core Bond Fund	0.05%
TDAM High Yield Bond Fund	0.05%
TDAM U.S. Equity Income Fund	0.05%
TDAM U.S. Large Cap Core Equity Fund	0.05%
TDAM Global Equity Income Fund	0.05%
TDAM Global Low Volatility Equity Fund	0.05%
TDAM Global All Cap Fund	0.05%
TDAM Target Return Fund	0.05%
TDAM U.S. Small-Mid-Cap Equity Fund	0.05%
TDAM 1– to 5-Year Corporate Bond Portfolio	0.0%
TDAM 5- to 10-Year Corporate Bond Portfolio	0.0%

Duly executed by each Fund

By:	/s/ Kevin LeBlanc
Name: Kevin LeBlanc
Title: President and Chief Executive Officer